Exhibit 99.1

Ultralife Corporation Reports Third Quarter Results

NEWARK, N.Y. – November 18, 2025 -- Ultralife Corporation (NASDAQ: ULBI) reported operating results for the third quarter ended September 30, 2025 with the following results:

●	Sales of $43.4 million increased 21.5% from $35.7 million for the third quarter of 2024; excluding Electrochem, sales of $36.6 million increased 2.5%
●	Gross profit of $9.6 million, or 22.2% of revenue, compared to $8.7 million, or 24.3% of revenue, for the third quarter of 2024
●

Operating loss of $1.0 million, reflecting one-time non-recurring costs of $1.1 million, including a $.5 million provision to close our Calgary facility, compared to operating income of $0.5 million for the third quarter of 2024

●	GAAP EPS of ($0.07) compared to $0.02 for the third quarter of 2024
●	Adjusted EBITDA of $2.0 million compared to $1.9 million for the third quarter of 2024
●	Backlog of $90.1 million exiting the third quarter of 2025 compared to $84.5 million exiting the second quarter of 2025

During the third quarter of 2025, Ultralife made the decision to close its battery pack assembly facility located in Calgary, Canada. Accordingly the Company recorded a $.5 million charge to cover employee severance and termination costs, the remaining lease costs which run through July 31, 2026 and the estimated costs to close the facility and relocate the equipment and inventory to the Company’s facility in Houston, Texas. Management expects to complete the closure in the first quarter of 2026 and to realize estimated annual savings of approximately $.8 million thereafter primarily resulting from the reduction of labor and the elimination of the leased facility.

“Although revenue grew 2.5% organically and 21.5% including the Electrochem acquisition for the third quarter, supply chain issues caused manufacturing inefficiencies in our Battery & Energy Products business and orders continued to be delayed in our Communications Systems business, both of which impacted overall profitability. In response, we are intensifying our lean and process improvement initiatives, improving supply chain resiliency and rationalizing our manufacturing operations,” said Mike Manna, President and Chief Executive Officer.

“These actions are critical to ensuring we are best prepared to optimize the operating leverage of our business model as we advance several new products into qualification and production, and capitalize on an expanding pipeline of opportunities consisting primarily of large, multi-year programs,” added Manna. “Our priorities remain converting long-term new product development efforts into revenue, advancing vertical integration in the oil & gas segment, and maintaining a strong focus on operational efficiency initiatives to deliver sustainable profitable growth and maximizing the value of our global brand.”

Third Quarter 2025 Financial Results

Revenue was $43.4 million, an increase of $7.7 million, or 21.5%, as compared to revenue of $35.7 million for the third quarter of 2024. Battery & Energy Products sales increased 22.8% to $39.9 million compared to $32.5 million last year reflecting the inclusion of Electrochem Solutions, Inc. (“Electrochem”). Excluding Electrochem, Battery & Energy Products sales increased 1.9% with government/defense sales increasing 19.0%, reflecting strong demand from a U.S.-based global prime, partially offset by a 5.7% decrease in commercial sales, primarily reflecting declines in oil & gas and medical sales. Communications Systems sales increased 8.2% to $3.4 million compared to $3.2 million for the same period last year.

Gross profit was $9.6 million, or 22.2% of revenue, compared to $8.7 million, or 24.3% of revenue, for the same quarter a year ago. Battery & Energy Products gross margin was 22.1%, compared to 24.7% last year, primarily due to manufacturing inefficiencies resulting from quality issues associated with some incoming raw materials lowering factory throughput at some of our locations and less favorable sales mix. Communications Systems gross margin was 23.3% compared to 20.0% last year, primarily due to product mix.

Operating expenses were $10.6 million, compared to $8.2 million for the third quarter of 2024, reflecting the inclusion of Electrochem and one-time non-recurring costs of $1.1 million related to the closing of our Calgary facility, costs related to our acquisition of Electrochem and transition to Ultralife systems, and litigation expenses incurred for our cyber insurance claim. Operating expenses were 24.4% of revenue compared to 22.9% of revenue for the year-earlier period. Excluding the one-time costs, operating expenses were 21.9% of revenues for the third quarter of 2025.

Operating loss was $1.0 million compared to operating income of $.5 million last year, primarily resulting from the one-time non-recurring expenses incurred and lower gross margin for our Battery & Energy Products segment in 2025.

Other expense, reported below operating income was $.8 million, comprised of interest expense from the financing of our Electrochem acquisition on October 31, 2024 and foreign currency gains from the strengthening of the U.S. dollar, compared to $.2 million for the same period last year.

Net (loss) income attributable to Ultralife Corporation was ($1.2) million or ($0.07) per basic and diluted share on a GAAP basis, compared to $.3 million or $0.02 per diluted share for the third quarter of 2024.

Adjusted EBITDA, defined as EBITDA including non-cash, stock-based compensation expense, was $2.0 million for the third quarter of 2025, or 4.7% of sales, compared to $1.9 million, or 5.4% of sales, for the year-earlier period. On a trailing twelve-month basis, adjusted EBITDA was $15.5 million or 8.3% of sales.

See the “Non-GAAP Financial Measures” section of this release for a reconciliation of adjusted EBITDA to net income attributable to Ultralife Corporation.

About Ultralife Corporation

Ultralife Corporation serves its markets with products and services ranging from power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government/defense and commercial customers across the globe.

Headquartered in Newark, New York, the Company's business segments include Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorporation.com.

Conference Call Information

Ultralife will hold its third quarter earnings conference call today at 8:30 ET.

To ensure a fast and reliable connection to our investor conference call, we now require participants dialing in by phone to register using the following link prior to the call: https://register-conf.media-server.com/register/BI0301fd92021249ef830e0c9c7be9f917. This will eliminate the need to speak with an operator. Once registered, dial-in information will be provided along with a personal identification number. Should you register early and misplace your details, you can simply click back on this same link at any time to register and view this information again. A live webcast of the conference call will be available to investors in the Events & Presentations section of the Company's website at http://investor.ultralifecorporation.com. For those who cannot listen to the live broadcast, a replay of the webcast will be available shortly after the call at the same location.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include uncertain global economic conditions including the impact of tariffs and inflation, reductions in revenues from key customers, delays or reductions in U.S. and foreign military spending, acceptance of our new products on a global basis, and disruptions, delays or material price increases in our supply of raw materials and components due to business conditions, new or additional tariffs, global conflicts, weather or other factors not under our control. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company's analysis only as of today's date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife’s financial results is included in Ultralife’s Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

ULTRALIFE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

(Unaudited)

	September 30, 2025	December 31, 2024
ASSETS
Current Assets:
Cash	$9,260	$6,854
Trade Accounts Receivable, Net	30,929	29,370
Inventories, Net	52,747	51,363
Prepaid Expenses and Other Current Assets	7,683	9,573
Total Current Assets	100,619	97,160

Property, Plant and Equipment, Net	40,536	40,485
Goodwill	45,336	45,006
Other Intangible Assets, Net	23,407	24,557
Deferred Income Taxes, Net	8,212	8,413
Other Non-Current Assets	4,136	4,830
Total Assets	$222,246	$220,451

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	$14,164	$14,160
Current Portion of Long-Term Debt	3,781	2,750
Accrued Compensation and Related Benefits	2,935	2,911
Accrued Expenses and Other Current Liabilities	12,818	9,470
Total Current Liabilities	33,698	29,291
Long-Term Debt, Net	46,518	51,502
Deferred Income Taxes	1,358	1,443
Other Non-Current Liabilities	3,239	4,028
Total Liabilities	84,813	86,264

Shareholders' Equity:
Common Stock	2,109	2,107
Capital in Excess of Par Value	192,622	191,828
Accumulated Deficit	(32,918)	(34,442)
Accumulated Other Comprehensive Loss	(3,058)	(4,006)
Treasury Stock	(21,492)	(21,492)
Total Ultralife Equity	137,263	133,995
Non-Controlling Interest	170	192
Total Shareholders’ Equity	137,433	134,187

Total Liabilities and Shareholders' Equity	$222,246	$220,451

ULTRALIFE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In Thousands Except Per Share Amounts)

(Unaudited)

	Three-Month Period Ended		Nine-Month Period Ended
	September 30,	September 30,	September 30,	September 30,
	2025	2024	2025	2024
Revenues:
Battery & Energy Products	$39,946	$32,529	$132,134	$104,201
Communications Systems	3,425	3,165	10,544	16,403
Total Revenues	43,371	35,694	142,678	120,604

Cost of Products Sold:
Battery & Energy Products	31,126	24,482	101,039	77,215
Communications Systems	2,626	2,530	7,674	11,674
Total Cost of Products Sold	33,752	27,012	108,713	88,889

Gross Profit	9,619	8,682	33,965	31,715

Operating Expenses:
Research and Development	2,855	2,101	7,577	5,854
Selling, General and Administrative	7,715	6,070	21,684	17,370
Total Operating Expenses	10,570	8,171	29,261	23,224

Operating (Loss) Income	(951)	511	4,704	8,491

Other Expense	800	158	2,896	685
(Loss) Income Before Income Taxes	(1,751)	353	1,808	7,806

Income Tax (Benefit) Provision	(504)	74	306	1,630

Net (Loss) Income	(1,247)	279	1,502	6,176

Net (Loss) Income Attributable to Non-Controlling Interest	(27)	21	(22)	58

Net (Loss) Income Attributable to Ultralife Corporation	$(1,220)	$258	$1,524	$6,118

Net (Loss) Income Per Share Attributable to Ultralife Common Shareholders – Basic	$(.07)	$.02	$.09	$.37

Net (Loss) Income Per Share Attributable to Ultralife Common Shareholders – Diluted	$(.07)	$.02	$.09	$.37

Weighted Average Shares Outstanding – Basic	16,646	16,625	16,638	16,530

Weighted Average Shares Outstanding – Diluted	16,646	16,874	16,699	16,742

Non-GAAP Financial Measures

Adjusted EBITDA

In evaluating our business, we consider and use adjusted EBITDA, a non-GAAP financial measure, as a supplemental measure of our operating performance in addition to GAAP financial measures. We define adjusted EBITDA as net income attributable to Ultralife Corporation before net interest expense, provision for income taxes, depreciation and amortization, and stock-based compensation expense, plus/minus expense/income that we do not consider reflective of our ongoing continuing operations. We reconcile adjusted EBITDA to net income attributable to Ultralife Corporation, the most comparable financial measure under GAAP. Neither current nor potential investors in our securities should rely on adjusted EBITDA as a substitute for any GAAP measures and we encourage investors to review the following reconciliation of adjusted EBITDA to net income attributable to Ultralife Corporation.

ULTRALIFE CORPORATION AND SUBSIDIARIES
CALCULATION OF ADJUSTED EBITDA
(Dollars in Thousands)
(Unaudited)

	Three-Month Period Ended		Nine-Month Period Ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024

Net (Loss) Income Attributable to Ultralife Corporation	$(1,220)	$258	$1,524	$6,118
Adjustments:
Interest Expense, Net	992	173	3,016	1,111
Income Tax (Benefit) Provision	(504)	74	306	1,630
Depreciation Expense	1,008	765	2,966	2,294
Amortization Expense	411	229	1,226	684
Stock-Based Compensation Expense	236	170	698	490
Severance and Other Costs for Plant Closure	491	-	641	-
Acquisition and Other Non-Recurring Costs	594	250	1,112	-
Non-Cash Purchase Accounting Adjustment	40	-	120	250
Adjusted EBITDA	$2,048	$1,919	$11,609	$12,577

Company Contact:
Ultralife Corporation
Philip A. Fain
(315) 210-6110
pfain@ulbi.com

Investor Relations Contact:
Alliance Advisors IR
Jody Burfening/Alex Villalta
(212) 838-3777

avillalta@allianceadvisors.com